EXHIBIT 4.7
Security Agreement - Collateral to Secure Debt

1. Grant of Security Interest. Integrated Environmental Technologies, Ltd., a corporation duly organized under the laws of Nevada with principal offices at 4235 Commerce Street Little River, South Carolina 29566 (Borrower), grants to Ian L. Erdos, as Trustee of the RHI Family Trust, whose principal office is at 4730 N. Leamington, Chicago, Illinois 60630 (Lender), its successors and  assigns, a security interest in the following property together with any additions, attachments, and accessions that may be placed on it (Collateral):

All office equipment, furniture, machinery, products, inventory, accounts receivable, licenses, vehicles, lease rights, patents, trademarks, or other  personal property owned or controlled by Borrower whether located at its facility addressed above or at another location.

2. Purpose of Security Interest. The security interest is to secure payment of an indebtedness to Lender evidenced by a promissory note in the principal sum of Two Hundred Fifty Thousand and 00/100th dollars ($250,000), with a floating interest equal to the base margin rate charged by Fidelity Investments plus 3.25%, currently at the overall rate of 9.825%.  Any change in the interest rate resulting from a change in the Fidelity Margin Base Rate shall become effective as of the opening of business on the day on which such change in the Fidelity Margin Base Rate shall become effective, signed by Borrower and delivered by Borrower to Lender simultaneously with Borrower's execution of this Agreement.

3. Borrower's Warranties and Covenants. Borrower warrants and covenants:

a. Title. Borrower is the owner of the Collateral free from any adverse lien, security interest, or encumbrance. Borrower will defend the Collateral against any claims and demands of other persons at any time claiming the Collateral or any interest in it.

b. Use. The Collateral is bought or used primarily for:

Business use and some may be acquired with the proceeds of a loan by Lender to Borrower, which Lender may disburse directly to the seller of the Collateral.

c. Location of Collateral. The Collateral will be kept at 4235 Commerce Street Little River, South Carolina 29566. Borrower will not remove the Collateral from South Carolina without Lender's written consent. Borrower will promptly notify Lender of any change in the place where the Collateral is kept.

d. Location of Business. If the Collateral is bought or used primarily for business use, Borrower's place of business is 4235 Commerce Street Little River, South Carolina 29566. Borrower will promptly notify Lender of any change in Borrower's place of business.

e. Fixtures. If the Collateral is or has been attached to real estate, a description of the real estate follows: 4235 Commerce Street Little River, South Carolina 29566, and the name of the record owner is N/A.  Upon Lender's demand, Borrower will deliver to Lender disclaimers signed by parties having an interest in the real estate or any interest in the Collateral that is prior to Lender's interest.

f. Perfection of Security Interest. Borrower agrees to execute and file financing statements and do whatever may be necessary under applicable law   to perfect and continue Lender's interest in the Collateral, all at Borrower's expense.

g. Sale of Collateral Prohibited. Borrower will not sell, offer to sell, or transfer the Collateral or any interest in it without Lender's prior written consent.

h. Insurance. Borrower will have and maintain insurance at all times with respect to the Collateral against such risks as Lender may require, in such form, for such periods, and written by such companies as may be satisfactory to Lender. All policies of insurance shall have indorsed on them Lender's standard payable clause or such other endorsement as Lender may from time to time request. Borrower will promptly provide Lender with evidence of such insurance. Lender is made attorney-in-fact for Borrower to obtain, adjust, settle, and cancel, in its sole discretion, such insurance and indorse and negotiate any  drafts issued by the insurer to Borrower's order. If Borrower fails to provide insurance, Lender may, at Lender's option, provide such insurance.

i. No Adverse Liens; Collateral to Be Kept in Good Repair. Borrower will keep the Collateral free from any adverse lien, security interest, or    encumbrance and in good order and repair, and will not waste or destroy the Collateral or any part of it. Borrower will not use or permit anyone to use the Collateral in violation of any statute, ordinance, or state or federal regulation. Lender may examine and inspect the Collateral at any time, wherever located.

j. Taxes and Assessments. Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement or upon any notes evidencing Borrower's indebtedness to Lender.

4. Lender's Right to Pay Taxes. At its option, Lender may discharge taxes, liens or security interests, or other encumbrances at any time levied or placed on  the Collateral, may pay for insurance on the Collateral, and may pay for the maintenance and preservation of the Collateral.

5. Borrower's Right to Possession of Collateral. Until default, Borrower may have possession of the Collateral and use it in any lawful manner not inconsistent with this Agreement and not inconsistent with any policy of insurance on the Collateral.

6. Acts or Events of Default. Borrower shall be in default under this Agreement upon the happening of any of the following events or conditions:

a. Default in Payment. Default in the payment of any indebtedness, obligation, covenant, or liability contained or referred to in this Agreement or in any note evidencing such indebtedness or obligation;

b. False Warranty, etc. If any warranty, representation, or statement made or furnished to Lender by or on behalf of Borrower proves to have been false in any material respect when made or furnished;

c. Acceleration of Maturity of Indebtedness to Others. Any event that results in the acceleration of the maturity of Borrower's indebtedness to others under any indenture, agreement, or undertaking;

d. Loss, Theft, etc., of Collateral. The loss, theft, or damage to, or the destruction, sale, or encumbrance of any of the Collateral, or the making of any levy, seizure, or attachment of the Collateral; or

e. Death, Insolvency, etc., of Borrower. The death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part  of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws by  or against Borrower or any guarantor or surety for Borrower, or the entry of any judgment against them, or the failure of any guarantor or surety for Borrower to provide Lender with financial information promptly when requested by Lender.

7. Rights of Lender Upon Default. Upon the occurrence of any act or event of default, Lender may declare Borrower's indebtedness secured by this Agreement and the promissory note evidencing Borrower's indebtedness immediately due and payable and shall have the remedies of a secured party under the Uniform Commercial Code of [state]. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Borrower reasonable notice of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if the notice is mailed, postage prepaid, to Borrower's address shown at the beginning of this Agreement, at least five days before the time of the sale or disposition. The expenses of retaking, holding, preparing for sale, selling, or the like shall include Lender's reasonable attorney fees and legal expenses.

8. Waiver of Lender's Rights. Lender shall not be deemed to have waived any of Lender's rights under this Agreement or under any other writing signed by Borrower unless the waiver is in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

9. Lender's Remedies Cumulative. All of Lender's rights and remedies, whether evidenced by this Agreement or by any other writing are cumulative and may be exercised separately or concurrently.

10. Lender's Notices. Any demand upon or notice to Borrower that Lender may give shall be effective when addressed and mailed to Borrower's address set out    in Paragraph 1 or such other address that Borrower may notify Lender of in writing.

11. Agreement Binding. This Agreement and all rights and liabilities under it and in the indebtedness secured by it and the Collateral described in it shall inure  to the benefit of Lender, its successors and assigns, and shall be binding upon Borrower and Borrower's heirs, executors, administrators, and assigns.

12. Termination of Agreement. This Agreement shall terminate immediately upon the full payment of the indebtedness secured by this Agreement together   with all interests and other costs and fees provided for in the Agreement or in the promissory note evidencing the indebtedness.

13. Lender's Expenses. Borrower shall pay to Lender on demand, together  with interest at the highest rate allowed by law, any and all expenses, including  legal expenses and reasonable attorney fees, reasonably incurred or expended by Lender in the insurance, discharge of encumbrances, protection, storage, maintenance, and liquidation of the Collateral and in the collection or attempted collection of proceeds from the Collateral and in protecting and enforcing the covenants and other rights of Lender under this Agreement.

14. Illegality of Part of Agreement. If any portion of this Agreement is held to be illegal, then only that portion is void and not the entire Agreement.

15. Joint and Several Liability. If this Agreement is signed by two or more persons, they shall be jointly and severally liable thereunder.

16. Date of Agreement. This Agreement was signed by Borrower and delivered to Lender on April 12th 2010.

IN WITNESS WHEREOF, the undersigned has delivered this Security Agreement - Collateral to Secure Debt as of the date set forth above.

Integrated Environmental Technologies, Ltd.

By:                 /s/  William E. Prince
William E. Prince, Chief Executive Officer

Witness:

By:  /s/  Marion C. Sofield
Secretary